Exhibit 10.5

Grant No.:

LAIRD SUPERFOOD, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

COVER SHEET

Laird Superfood, Inc., a Delaware corporation (the “Company”), hereby grants Restricted Stock Units (“RSUs”) for shares of its common stock, par value $0.001 (the “Stock”), to the individual named below as Grantee, subject to the vesting and other conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2020 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of RSUs Covered by Grant:

Vesting Start Date:

Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which has been provided or made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:
	(Signature)	(Date)

Company:
	(Signature)	(Date)

Name:

Title:

Attachment

This document is not a stock certificate or a negotiable instrument.

LAIRD SUPERFOOD, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This grant is an award of RSUs in the number set forth on the cover sheet. Each RSU represents the right to receive one share of Stock, subject to the vesting conditions and other terms and conditions described herein. Your RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or by operation of law, except by will or the laws of descent and distribution. If you attempt to do any of these things, you will immediately and automatically forfeit your RSUs.

Vesting

Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement; provided, however, that for purposes of vesting, fractional numbers of RSUs shall be rounded to the nearest whole number, and you may not vest in more than the number of RSUs covered by this grant.

Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement or the Plan, you shall immediately and automatically forfeit your unvested RSUs to the Company in the event your Service terminates for any reason.

Change in Control	In the event of a Change in Control, your RSUs will be treated in the manner provided in Sections 16.3 or 16.4 of the Plan, as applicable.

Forfeiture of Unvested RSUs	In the event that your Service terminates for any reason other than death or Disability, you will forfeit to the Company all of your unvested RSUs.

Termination due to Death or Disability	If your Service is terminated due to your death or Disability, the unvested portion of your grant shall become immediately vested.

Issuance	The issuance of the Stock underlying your vested RSUs shall be made within forty-five (45) days after the applicable vesting date of your RSUs. Any such issuance shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more stock certificates.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, in all other cases, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Dividend Equivalent Rights

If the Company declares one or more cash dividends on the Stock during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the shares of Stock subject to the vested RSUs are issued to you, then, on the date each such dividend is paid to the holders of Stock, you will be credited with dividend equivalents in an amount equal to the product of (i) the amount of the dividend declared and paid per share of Stock and (ii) the number of RSUs granted to you under this Agreement that are outstanding as of the record date of such dividend. The dividend equivalents that are credited to you in respect of each cash dividend will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit) as of the dividend payment date based on the closing price of the Stock on the dividend payment date. Any such additional RSUs shall be subject to the same terms and conditions which apply to the underlying RSUs to which they relate and shall vest or be forfeited, as applicable, at the same time as the underlying RSUs to which they relate. The foregoing does not obligate the Company to pay dividends on the Stock and nothing in the Plan or in this Agreement shall be interpreted as creating such an obligation.

Notwithstanding anything to the contrary in this Agreement, if the RSUs are scheduled to vest and be settled between a dividend record date and a dividend payment date, then dividend equivalents with respect to such dividend will be credited to you, will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit), and will be paid to you on the earlier of (i) the dividend payment date for such dividend and (ii) March 15th following the date on which the underlying RSUs vest.

Withholding Taxes

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs and the issuance of shares of Stock or cash with respect to the RSUs. In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RSUs and/or the issuance of shares of Stock or cash with respect to the RSUs, the Company shall have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, or (iii) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations.

Any shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable laws; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Board or the Committee has full discretion to choose, or to allow you to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in your relevant tax jurisdictions).

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Retention Rights	Neither the RSUs nor this Agreement gives you the right to be retained or employed by the Company (or any Affiliate) in any capacity. Unless otherwise specified in any written employment or other agreement between the Company or any Affiliate and you, the Company (and any Affiliate) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder of the Company until shares of Stock underlying the RSUs have been issued to you upon vesting of the RSUs and either a certificate evidencing the shares of Stock has been issued to you or an appropriate entry has been made on the Company’s books. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before an appropriate book entry is made (or your certificate is issued).

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any non-competition obligation with respect to the Company or any Affiliate, any Company policy or procedure, any other agreement with or obligation to the Company or any Affiliate, or any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your unvested RSUs.

If it is ever determined by the Board that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the RSUs shall be immediately forfeited; provided, however, that if the RSUs have vested within two (2) years prior to the Board’s determination, you shall be required to pay to the Company an amount equal to the aggregate Fair Market Value of the shares acquired upon such vesting at the date of the Board’s determination.

Clawback	Your RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (ii) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

Adjustments	In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares subject to the RSUs covered by this grant may be adjusted pursuant to Section 16 of the Plan. Your RSUs shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, non-competition, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	By accepting the option, you consent to receive documents related to the option by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The RSUs granted under this Agreement are intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

For purposes of this Agreement, a termination of Service only occurs upon an event that would be a Separation from Service.

Notwithstanding anything in this Agreement to the contrary, if at the time of the Grantee’s Separation from Service, (i) the Grantee is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Grantee constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon the Grantee’s death, if earlier), without interest thereupon.

Severability	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.